Exhibit 4.6

TRADEMARK SECURITY AGREEMENT dated as of April 9, 2010 (this “Agreement”), among ITC^DELTACOM, INC., a Delaware corporation, located at 7037 Old Madison Pike, Huntsville, AL 35806 (the “Borrower”), BUSINESS TELECOM, INC., a North Carolina corporation (“BTI”), located at 7037 Old Madison Pike, Huntsville, AL 35806, DELTACOM, INC., an Alabama corporation (“DTI”; each of the Borrower, BTI and DTI, a “Grantor” and collectively, the “Grantors”), located at 7037 Old Madison Pike, Huntsville, AL 35806, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Security Agreement dated as of April 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the subsidiaries of the Borrower party thereto, including BTI and DTI, and the Collateral Agent, (b) the Credit Agreement dated as of April 9, 2010 (as amended, refinanced, replaced, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and (c) the Indenture dated as of April 9, 2010 (as amended, refinanced, replaced, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Borrower, the subsidiaries of the Borrower identified therein, including BTI and DTI, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement and the Holders have agreed to purchase the Notes subject to the terms and conditions set forth in the Indenture. The obligations of the Lenders to extend such credit and of the Holders to purchase the Notes are conditioned upon, among other things, the execution and delivery of this Agreement. BTI and DTI are affiliates of the Borrower, and will derive substantial benefits from the extension of credit and the purchase of the Notes pursuant to the Credit Agreement and the Indenture, respectively, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Holders to purchase the Notes. Accordingly, the parties hereto agree as follows:

SECTION  1.    Terms.    Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION  2.    Grant of Security Interest.    As security for the payment or performance, as the case may be, in full of the First Lien Obligations, each Grantor, pursuant to the Security Agreement, did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, a security interest in and lien on, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such

Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a)    all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule I attached hereto (the “Trademarks”);

(b)    all goodwill associated with or symbolized by the Trademarks; and

(c)    all assets, rights and interests that uniquely reflect or embody the Trademarks.

Notwithstanding the above, the Trademark Collateral shall not include, and the security granted hereunder shall not attach to, any Excluded Collateral.

SECTION  3.    Security Agreement.    The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION  4.    Choice of Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ITC^DELTACOM, INC.,

by
/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President-Legal and Regulatory, General Counsel and Secretary

DELTACOM, INC.,

by
/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President, General Counsel and Secretary

BUSINESS TELECOM, INC.,

by
/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent,

by
/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

Schedule I

I.    Trademarks

Registered Owner	Mark	Registration Number	Filing Date
ITC^DeltaCom, Inc.	ITC^DELTACOM (Class 38)	2,405,331	11/21/2000
ITC^DeltaCom, Inc.	ITC DELTACOM and Design (Class 38)	2,407,859	11/28/2000
ITC^ DeltaCom, Inc.	DELTACOM (Classes 38 and 42)	2,071,650	06/17/1997
ITC^DeltaCom, Inc.	E^COM (Classes 37, 38 and 42)	2,931,048	03/08/2005
ITC^DeltaCom, Inc.	E^DELTACOM (Classes 37, 38 and 42)	2,528,538	01/08/2002
DeltaCom, Inc.	EVERYBODY’S TALKING (Class 38)	2,900,348	11/02/2004
Business Telecom, Inc	BTI (Class 38)	2,427,897	02/13/2001

II.    Common Law Trademarks

Owner	Trademark (U.S. only)	Anticipated Class
DeltaCom, Inc.	SIMPLI-BIZ	Class 38
DeltaCom, Inc.	SIMPLI-BUSINESS	Class 38
DeltaCom, Inc.	SIMPLI-VOICE	Class 38
DeltaCom, Inc.	SIMPLI-MOBILE	Class 38
DeltaCom, Inc.	SIMPLI-INTERNET	Class 38
DeltaCom, Inc.	SIMPLI-DATA	Class 38
DeltaCom, Inc.	SIMPLI-IP	Class 38
DeltaCom, Inc.	SIMPLI-HUB	Class 38
DeltaCom, Inc.	SIM-BIZ	Class 38
DeltaCom, Inc.	SO SIMPLE, IT’S GENIUS!	Class 38
DeltaCom, Inc.	SIMPLICI-T	Class 38
DeltaCom, Inc.	SIMPLICI-T PLUS	Class 38
DeltaCom, Inc.	SIMPLICI-T PLUS IP	Class 38
DeltaCom, Inc.	BUSINESS REACH	Class 38
DeltaCom, Inc.	ACCOUNTABLE BUSINESS SOLUTIONS	Class 38
DeltaCom, Inc.	DELTACOM ADVANTAGE	Class 38
DeltaCom, Inc.	DELTACOME ON!	Class 38
DeltaCom, Inc.	DELTACOMMUNITY	Class 38
DeltaCom, Inc.	DELTACOMMITMENT	Class 38
DeltaCom, Inc.	DELTACOMMUNICATION	Class 38

III.    Trademark Applications

NONE

IV.    Trademark Licenses

NONE